Exhibit 99.1

FOR IMMEDIATE RELEASE

July 2, 2015

CenterState Banks, Inc.

To announce Second Quarter 2015 Earnings

Results on July 22, 2015

DAVENPORT, FL. – July 2, 2015 - CenterState Banks, Inc. (NASDAQ: CSFL) announced today that it will release second quarter earnings results on Wednesday, July 22, 2015, after the market closes.  Upon release, investors may access a copy of CenterState’s earnings results at the Company’s website at www.centerstatebanks.com and selecting “Second Quarter 2015 Earnings Results” under the heading “News Releases.”

CenterState will host a conference call on Thursday, July 23, 2015 at 10:00 a.m. (Eastern Time) to discuss the Company’s second quarter 2015 results.  Investors may call in (toll free) by dialing (866) 393-0571 (passcode 79221876; host: Ernest S. Pinner).

Alternatively, individuals may listen to the live webcast of the presentation by visiting the link at CenterState’s website at www.centerstatebanks.com.

An audio replay of the presentation will be available by the evening of July 23, 2015 at CenterState’s website located in the subsection “Presentations” under the heading “News and Market Data.”

CenterState, headquartered in Davenport, Florida, between Orlando and Tampa, is a financial holding company that was formed in June 2000 as part of a merger of three independent commercial banks.  Currently, the Company operates through one subsidiary bank with 58 full service branch banking locations in 20 counties throughout Florida.  Through its subsidiary bank, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division.  The division is integrated with and part of its subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina.  The customer base includes small to medium size financial institutions primarily located in Southeastern United States.

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